Exhibit 5.1

OPINION OF BINGHAM MCHALE LLP

August 21, 2009

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Ladies and Gentlemen:

We have acted as counsel for First Merchants Corporation, an Indiana corporation (the “Company”), in connection with the preparation and filing of the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 33-45393) (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 781,397 shares of the Company’s common stock (the “Shares”) for issuance and sale in accordance with the terms and conditions of the Company’s amended and restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”) as set forth in the Post-Effective Amendment. We are rendering the opinions contained herein pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Securities Act.

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Articles of Incorporation and By-Laws of the Company, as certified by the Secretary of the Company on July 30, 2009;

2.	Resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by the Post-Effective Amendment, as certified by the Secretary of the Company as of July 30, 2009;

3.	A certificate from the Indiana Secretary of State, dated July 28, 2009, certifying that the Company is a corporation existing under and by virtue of the laws of the State of Indiana;

4.	A letter from the Federal Reserve Bank of Chicago, dated July 28, 2009, confirming that the Company’s registration as a bank holding company under the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”) is in full force and effect and all reports which have been required of Company pursuant to the Bank Holding Company Act have been filed; and

5.	Such other documents, instruments and certificates as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.

For purposes of this opinion, we have examined the above documents and have relied upon them as to matters of fact. We have not independently checked to verify the accuracy or completeness of the information set forth or certified in such documents.

Based solely upon the foregoing documents and examination, and subject to the foregoing limitations and qualifications, we are of the opinion that:

1.	As of this date, the Company is a duly organized and existing corporation under the laws of the State of Indiana with the corporate power and authority to conduct its business as described in the Post-Effective Amendment; and

2.	The Shares, when issued in accordance with the Plan as contemplated by the Post-Effective Amendment in exchange for payment therefore, will be validly issued, fully paid and non-assessable.

This opinion is addressed to you and is solely for your use in connection with the Post-Effective Amendment, and we assume no professional responsibility to any other person whatsoever. Accordingly, no opinion is to be implied or may be inferred beyond the matters expressly stated herein, and the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

We are qualified to practice law only in the State of Indiana and we do not purport to be experts on, or to express an opinion herein concerning, the law of any state or jurisdiction other than the State of Indiana and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference made to us under the caption “Legal Opinions” in the prospectus constituting a part of the Post-Effective Amendment. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bingham McHale LLP

Bingham McHale LLP